RELEASE AND SETTLEMENT AGREEMENT

     This Release and Settlement Agreement (the "Agreement") is entered into and dated effective as of May 3, 2004 (the "Effective Date") by and between Chiste Corporation, f/k/a Dyna-Cam Engine Corporation, a Nevada corporation ("Chiste") and Aztore Holdings, Inc., an Arizona corporation ("Aztore").

                                    RECITALS

A. Aztore and Chiste have entered into a certain Agreement for a Convertible Secured Line of Credit dated effective April 30, 2001, a certain Security Agreement dated effective April 30, 2001, a certain First Amendment to the Agreement for Convertible Secured Line of Credit dated effective June 30, 2003, a certain Second Amendment to the Agreement for Convertible Secured Line of Credit dated effective August 30, 2003, and such other documentation and agreement related to the foregoing (collectively, the "LOC Agreements").

B. The amount due Aztore under the LOC Agreements as of April 30, 2004, aggregates $725,925.28, which includes all interest, principal, penalties, fees and other charges of any kind (the "LOC Debt").

C. Chiste and Aztore are parties to a certain a Capital Advisory and Financial Consulting Services Agreement dated March 31, 2000, as amended (the "Advisory Agreement"), under which Aztore has earned and has certain rights to payment of investment banking fees for fundings, reorganizations or mergers, cancellation fees, fees related to future warrant exercises, and such other fees and reimbursements, which in the aggregate are approximately $500,000 (the "Advisory Claims").

D. On April 2, 2004, Chiste's shareholders approved a 1-for-50 reverse split (the "Reverse Split") which is expected to be effective on May 14, 2004.

E. Chiste and Aztore desire to enter into a certain Securities Purchase Agreement ("Purchase Agreement") by and between Chiste, Aztore and Keating Reverse Merger Fund, LLC ("KRM Fund"), which among other things provides that KRM Fund will purchase 800,000 shares of Chiste's common stock (on a post-Reverse Split basis) at a purchase price of $80,000, or $0.10 per share, without deduction for finder's fees, commissions or similar expenses payable to any party including Aztore (the "New Funding"). The Purchase Agreement also provides that the KRM Fund will purchase the LOC Debt, as modified herein by the issuance of the New Note in settlement of the LOC Debt.

F. The execution and delivery of this Agreement is a condition of, and an inducement to, the KRM Fund to enter into the Purchase Agreement.

G. The Purchase Agreement only permits Chiste to use $15,000 of the proceeds of the New Funding for the payment of certain outstanding liabilities of Chiste, with Aztore required to assume, satisfy or otherwise discharge all of the remaining outstanding liabilities of Chiste.

H. The Purchase Agreement permits Chiste to use $15,000 of the proceeds of the New Funding to pay professional fees in connection with the preparation and filing of Chiste's annual report on Form 10-KSB for the period ending March 31, 2004 to be filed with the SEC (the "10-K Project").

I. Chiste does not have any available funds to pay for the 10-K Project, the LOC Debt, the Advisory Claims, or other Chiste liabilities set forth on Schedule A attached hereto in the amount of $42,029.67 (the "Other Liabilities").

J. Chiste and Aztore desire to resolve any and all liabilities, obligations and claims with respect to the LOC Agreements, LOC Debt, Advisory Agreement, Advisory Claims, the 10-K Project, and the Other Liabilities in a manner which will be beneficial to Chiste.

                                   AGREEMENTS

     Now, Therefore, in consideration of the above recitals, the following representations, warranties, covenants and conditions, and other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

     1. Recitals. The above recitals are hereby incorporated by reference and made a part of this Agreement.

     2. Agreement on Amount Owed under LOC Agreements and Advisory Agreements. Chiste agrees to execute and deliver to Aztore a promissory note, in a principal amount of $664,500.00 ("New Note") in full and complete settlement of all of Chiste's obligations, liabilities, and debts under or with respect to the LOC Agreements, LOC Debt, Advisory Agreement, and Advisory Claims. Notwithstanding the foregoing and except as specifically set forth in the New Note, (i) the New Note shall be issued under the LOC Agreements, and the provisions of the LOC Agreements shall remain effective with respect to the obligations evidenced by the New Note, and (ii) the LOC Agreements shall immediately terminate and Chiste shall have no further obligations thereunder upon the payment or conversion of the New Note in full. The form of the New Note is attached hereto as Exhibit A. Upon delivery of the New Note to Aztore, Chiste and Aztore acknowledge and agree that the Advisory Agreement shall immediately terminate and neither party shall have any further obligations or liabilities thereunder.

     3. Assumption of Other Liabilities by Aztore. Upon the closing of the New Funding, as part of its settlement with Chiste, and at no additional cost to Chiste, Aztore agrees to assume the Other Liabilities and assume, satisfy or otherwise discharge the Other Liabilities. Aztore agrees to indemnify and hold Chiste harmless from any and all claims, expenses, losses, damages, actions or liabilities incurred by Chiste relating to or arising out the Other Liabilities or any other liabilities of Chiste (other than the Legal Fees as defined below) relating to the period prior to the closing of the New Funding that are not set forth on Schedule A hereto ("Indemnifiable Claims"). In the event an Idemnifiable Claim is asserted against Chiste, Chiste shall promptly notify Aztore and Aztore shall have the authority and right to satisfy such Indemnifiable Claims, without notice or cost to Chiste, and Chiste shall cooperate with Aztore as necessary to dispute and defend against any such Indemnifiable Claims as determined by Aztore, at Aztore's expense, and Chiste shall supply any necessary confirmation or available documentation as related to such dispute or defense.

     4. Assistance with the 10-K Project. Aztore agrees to supply personnel to Chiste to assist Chiste in completing its audit for the fiscal year ended March 31, 2004 and the filing of its annual report on Form 10-KSB. Out of the proceeds of the New Funding, Chiste agrees to pay up to $15,000 for legal, accounting and other services to complete the 10-K Project. In the event, the actual costs of such services payable to third parties is less than $15,000, Chiste agrees to pay Aztore the unpaid difference for its assistance on the 10-K Project. In the event the actual costs of such services payable to third parties is greater than $15,000, Aztore shall promptly remit to Chiste funds to cover the costs in excess of $15,000.

     5. Payment of Certain Liabilities. In connection with this settlement and the closing of the New Funding, Chiste agrees to pay, out of the proceeds of the New Funding, $15,000 in full payment of amounts owed to Lewis & Roca, LLP ("Legal Fees"). In addition, Chiste agrees to issue GE Capital Colonial Pacific Leasing up to 245,000 shares of its common stock (on a post-Reverse Split basis), based on a price per share of $0.10, in full and complete satisfaction of the amounts owed to GE Capital Colonial Pacific Leasing ("GE Claim"); provided that Aztore shall be responsible for settling the GE Claim in accordance with the foregoing and for any additional costs that may be payable to fully discharge the GE Claim.

     6. Mutual Release of all Claims. Upon the receipt of the New Funding and the execution and delivery of the New Note, Aztore and Chiste, for themselves and each of their respective successors and assigns, hereby forever release each other and each of their past and present officers and directors, employees, shareholders, members, consultants, attorneys, accountants, other professional, insurers, agents and all other related entities, including, but not limited to, assigns, predecessors, successors, controlling corporations, subsidiaries or other affiliates (jointly, the "Related Parties") from any and all claims, demands, and causes of action of every kind and nature, including, without limitation, those relating to or arising out of the LOC Agreements and Advisory Agreement, and any federal, state or local laws, and common law; provided, however, that nothing contained herein shall be construed to limit in anyway the rights of either party, and their successors and assigns, to enforce the terms of this Agreement and the New Note issued under the LOC Agreements pursuant to
Section 2 hereof. Each party hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against the other party or their Related Parties based upon any released claim.

     7. Representations and Warranties of Chiste. Chiste represents and warrants that:

          (a) on the date of this Agreement, Chiste has all necessary authority to execute this Agreement;

          (b) there is no claim, action, suit or other proceeding pending, threatened or known, which, if decided adversely, would interfere with the consummation of the transaction contemplated hereby;

          (c) no approval or consent of any governmental authority or third party is required for Chiste to enter into or perform this Agreement; and

          (d) this Agreement and the New Note are enforceable in accordance with their terms, subject to the laws of insolvency.

     8. Representations of Aztore. Aztore represents to Chiste that:

          (a) on the date of this Agreement, Aztore has all necessary authority to execute this Agreement;

          (b) there is no claim, action, suit or other proceeding pending, threatened or known against Aztore, which, if decided adversely, would interfere with the consummation of the transaction contemplated hereby;

          (c) no approval or consent of any governmental authority or third party is required for Aztore to enter into or perform this Agreement; and

          (d) this Agreement is enforceable against Aztore in accordance with its terms, subject to the laws of insolvency.

     9. Delivery and Cooperation. If any further documentation is required by either party, the other party will promptly respond to any requests additional documentation.

     10. Miscellaneous.

          (a) Successors and Assigns. This Agreement shall be binding upon Chiste and Aztore and their respective successors and assigns.

          (b) Survival of Covenants and Representations. All agreements, covenants, representations and warranties made by Aztore and Chiste herein shall survive the delivery of this Agreement and the New Note, and the closing of the Purchase Agreement and the transactions thereunder.

          (c) Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision will not affect the validity or enforceability of any remaining portion, which remaining portion will remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared as the intention of the parties hereto that the parties would have executed the remaining portion of this Agreement without including therein any such part or portion which may, for any reason, be hereafter declared invalid or unenforceable.

          (d) Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without reference to choice of law principles. The parties agree that the state and federal courts sitting in Maricopa County, Arizona shall have sole jurisdiction and venue of any action related to this Agreement.

          (e) Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          (f) Conflict. Except with respect to the escrow of funds under the Purchase Agreement, in the event of any conflict between this Agreement and the Purchase Agreement, the terms of this Agreement shall prevail and control.


     IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Chiste Corporation                    Aztore Holdings, Inc.

  \s\ Michael S. Williams               \s\ Michael S. Williams
By: Michael S. Williams               By: Michael S. Williams
Its: President                        Its: President
Date: May 3, 2004                     Date: May 3, 2004